SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*

                         Spectrum Pharmaceuticals, Inc.
                      ------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    640656104
                                 --------------
                                 (CUSIP Number)

                                 April 22, 2003
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]        Rule 13d-1(b)
       [X]        Rule 13d-1(c)
       [ ]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP NO. 640656104                                               Page 2 of 7
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1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Cranshire Capital, L.P.
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
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NUMBER OF      5    SOLE VOTING POWER

SHARES              N/A
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            N/A
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           N/A
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                N/A
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   [ ]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 5%
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12   TYPE OF REPORTING PERSON

     PN
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
                                  SCHEDULE 13G
CUSIP NO. 640656104                                               Page 3 of 7
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Downsview Capital, Inc.
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              N/A
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            N/A
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           N/A
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                N/A
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 5%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
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
                                  SCHEDULE 13G
CUSIP NO. 640656104                                               Page 4 of 7
-----------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Mitchell P. Kopin
-----------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]
-----------------------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
-----------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER

SHARES              N/A
               --------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            N/A
               --------------------------------------------------------------
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           N/A
               --------------------------------------------------------------
PERSON         8    SHARED DISPOSITIVE POWER

WITH                N/A
-----------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
-----------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   [ ]
-----------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 5%
-----------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
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
                                  SCHEDULE 13G
CUSIP NO. 640656104                                               Page 5 of 7

Item 1(a). Name of Issuer:

           Spectrum Pharmaceuticals, Inc., a Delaware corporation (the "Issuer")

Item 1(b). Address of Issuer 's Principal Executive Offices:

           157 Technology Drive
           Irvine, California 92618

Items 2(a), (b) and (c). Name of Persons Filing, Address of Principal Business
                         Office and Citizenship:

           This Amendment No. 1 to Schedule 13G is being filed on behalf of (i) Cranshire Capital, L.P., an Illinois limited partnership ("Cranshire"), (ii) Downsview Capital, Inc., a Illinois corporation ("Downsview") and (iii) Mitchell P. Kopin, an individual who is a citizen of the U.S.A. ("Kopin," together with Cranshire and Downsview, the "Reporting Persons").

           The Reporting Persons have entered into a Joint Filing Agreement, a copy of which was previously filed as Exhibit 1 to the initial
           Schedule 13G, filed on January 27, 2003, pursuant to which the Reporting Persons agreed to file the initial Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

           The principal business office of each of the Reporting Persons is 666 Dundee Road, Suite 1901, Northbrook, Illinois, 60062.

Item 2(d). Title of Class of Securities:

           Common Stock, par value $0.001 per share, of the Issuer (the "Common Stock")

Item 2(e). CUSIP Number:

           640656104

Item 3.    Not applicable.

Item 4.    Ownership.

           (a) Amount beneficially owned:

               N/A

           (b) Percent of class:

               Less than 5%

                                  SCHEDULE 13G
CUSIP NO. 640656104                                               Page 6 of 7

           (c) Number of shares to which such person has:

               (i)   Sole power to vote or direct the vote: N/A

               (ii)  Shared power to vote or direct the vote: N/A

               (iii) Sole power to dispose or to direct the disposition of: N/A

               (iv)  Shared power to dispose of or direct the disposition of:
                       N/A

Item 5.    Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported By the Parent Holding Company.

           N/A

Item 8.    Identification and Classification of Members of the Group.

           N/A

Item 9.    Notice of Dissolution of a Group.

           N/A

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G
CUSIP NO. 640656104                                             Page 7 of 7

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   May 5, 2003



                                CRANSHIRE CAPITAL, L.P.

                                By: Downsview Capital, Inc.,
                                    its general partner


                                By:/s/ Mitchell P. Kopin
                                   ------------------------------
                                     Mitchell P. Kopin, President


                                DOWNSVIEW CAPITAL, INC.


                                By:/s/ Mitchell P. Kopin
                                  -------------------------------
                                     Mitchell P. Kopin, President


                                /s/ Mitchell P. Kopin
                                --------------------------------
                                Mitchell P. Kopin